Exhibit 3

WARRANT AGREEMENT

THIS WARRANT AGREEMENT, dated as of              September 2022 (as it may from time to time be amended and including all exhibits referenced herein, this “Agreement”), is entered into by and among Forafric Global PLC (the “Company”), and Lighthouse Capital Limited (the “Subscriber”).

WHEREAS, the Company has determined to create and issue warrants (“Warrants”) to subscribe for 516,666 ordinary shares of $0.001 each in the capital of the Company (each a “Share”). Each Warrant entitles the holder to purchase one Share at an exercise price of $11.50 per Share. The Subscriber has agreed to subscriber for 516,666 Warrants, each Warrant entitling the holder to purchase one Share at an exercise price of $11.50 per Share (“Exercise Price”).

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby, intending legally to be bound, agree as follows:

Section 1. Authorisation, Subscription; Terms of the Warrants.

A. Authorisation of the Warrants. The Company has duly authorised the issuance of the Warrants to the Subscriber.

B. Subscription for Warrants. The Company shall issue to the Subscriber, and the Subscriber shall subscribe for 516,666 Warrants.

C. Terms of the Warrants.

(i)	The Warrants shall be issued to the Subscriber on the date of this Agreement.

(ii)	The Warrants shall be issued subject to the conditions of this Agreement which are binding on the Company and the Subscriber.

(iii)	The Warrants shall confer the right (but not the obligation) on the Subscriber for 5 years to subscribe in cash at the Exercise Price for 516,666 Shares.

Section 2. Representations and Warranties of the Company. As a material inducement to the Subscriber to enter into this Agreement and subscribe for the Warrants, the Company hereby represents and warrants to the Subscriber that:

A. Organisation and Corporate Power. The Company is a corporation duly organised, validly existing and in good standing under the laws of Gibraltar and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Company. The Company possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.

B. Authorisation; No Breach.

(i) The execution, delivery and performance of this Agreement and the Warrants have been duly authorised and approved by the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. Upon each issuance of Warrants in accordance with, and pursuant to, the terms of this Agreement, the Warrants constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

(ii) The execution and delivery by the Company of this Agreement, the issuance of the Warrants, the issuance of the Shares upon exercise of the Warrants and the fulfillment of, and compliance with, the respective terms hereof and thereof by the Company, do not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s share capital or assets under, (d) result in a violation of, or (e) require any authorisation, consent, approval, exemption, action, notice, declaration or filing, in each case, by or to any court or administrative or governmental body or agency pursuant to the certificate of incorporation or the articles of association of the Company, or any material law, statute, rule or regulation to which the Company is subject, or any agreement, order, judgment or decree to which the Company is subject.

C. Title to Securities. Upon issuance in accordance with, and payment pursuant to, the terms hereof, the Warrants will be duly and validly issued and the Shares issuable upon exercise of the Warrants will be duly and validly issued, fully paid and nonassessable. The Shares issuable upon exercise of the Warrants have been reserved for issuance. The Subscriber will have good title to the Warrants and the Shares issuable upon exercise of such Warrants, free and clear of all liens, claims and encumbrances of any kind, other than (i) transfer restrictions hereunder and under the other agreements contemplated hereby, (ii) transfer restrictions, and (iii) liens, claims or encumbrances imposed due to the actions of the Subscriber.

D. Governmental Consents. No permit, consent, approval or authorisation of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of any other transactions contemplated hereby.

Section 3. Representations and Warranties of the Subscriber. As a material inducement to the Company to enter into this Agreement and issue the Warrants to the Subscriber, the Subscriber hereby, severally and not jointly, represents and warrants to the Company that:

A. Organisation and Requisite Authority. The Subscriber possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

B. Authorisation; No Breach.

(i) This Agreement constitutes a valid and binding obligation of the Subscriber, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law).

(ii) The execution and delivery by the Subscriber of this Agreement and the fulfillment of and compliance with the terms hereof by the Subscriber does not conflict with or result in a breach by the Subscriber of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which the Subscriber is subject that would materially impact its ability to perform its obligations hereunder.

Section 4. Miscellaneous.

A. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors of the parties hereto whether so expressed or not. Notwithstanding the foregoing or anything to the contrary herein, the parties may not assign this Agreement without the prior written consent of the other party hereto, other than assignments by the Subscriber to its designees or affiliates (including, without limitation, one or more of its members).

B. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

C. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, none of which need contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

D. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

E. Governing Law. This Agreement shall be deemed to be a contract made under the laws of Gibraltar and for all purposes shall be construed in accordance with the internal laws of Gibraltar.

F. Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

[Signature Page Follows]

The parties hereto have executed this Agreement to be effective as of the date first set forth above.

Foraric Global PLC

Lighthouse Capital Limited